Exhibit 28(h)(ii)	Amendment to the Agency Agreement dated April 30, 2010 (amended March 15, 2011).

AMENDMENT TO AGENCY AGREEMENT

          THIS AMENDMENT(“Amendment”), effective as of March 15, 2011,is attached to, and made a part of, that certain Agency Agreement dated as of April 30, 2010 (“Effective Date”), as amended, modified and supplemented from time to time (the “Agency Agreement”), by and among each of the Funds (as such term and other capitalized terms used herein are defined in the Agency Agreement) and DST Systems, Inc. (“DST”).

          WHEREAS, the Funds and DST have entered into the Agency Agreement; and

          WHEREAS, the parties now intend to amend the Agency Agreement pursuant to the terms set forth herein.

          NOW, THEREFORE, the parties agree as follows:

          1. The initial Term of the Agency Agreement will be extended for a period on one year. Accordingly, the first sentence of Paragraph A of Section 20 of the Agency Agreement is hereby replaced in its entirety with the following:

This Agreement shall be in effect for an initial period of six (6) years (the “Initial Term”) from the Effective Date and thereafter may be terminated by either party as of the last day of the then current term by the giving to the other party of at least one (1) year’s prior written notice, provided, however, that the effective date of any termination shall not occur during the period from December 15 through March 30 of any year to avoid adversely impacting year end.

          2. The Amended and Restated Fee Schedule (Schedule F), as attached hereto, replaces Schedule F in its entirety.

          3. Except as amended herein, all other terms and conditions of the Agency Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, THE PARTIES HAVE CAUSED THIS AMENDMENT TO BE EXECUTED IN THEIR NAMES AND ON THEIR BEHALF BY AND THROUGH THEIR DULY AUTHORIZED OFFICERS AS OF THE DAY AND YEAR FIRST ABOVE WRITTEN:

DST SYSTEMS, INC.		ON BEHALF OF EACH OF THE LORD ABBETT FUNDS LISTED IN ADDENDUM 1 ATTACHED TO THE AGENCY AGREEMENT

By:	/s/Thomas J. Schmidt	By:	/s/Lawrence H. Kaplan

Name:	Thomas J. Schmidt	Name:	Lawrence H. Kaplan

Title:	Vice President	Title:	Vice President, Secretary